EXHIBIT 10.19

FIRST AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

BY AND AMONG

PROTEINSIMPLE

PROTEINSIMPLE LTD.

AND

COMERICA BANK

DATED JANUARY 26, 2012

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This FIRST AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is entered into as of January 26, 2012, by and among COMERICA BANK, a Texas banking association (“Bank”), PROTEINSIMPLE, a Delaware corporation (formerly known as Cell Biosciences, Inc.) (“ProteinSimple”) and PROTEINSIMPLE LTD., an Ontario corporation (successor by amalgamation to BRIGHTWELL TECHNOLOGIES INC. and PROTEINSIMPLE LTD.) (“ProteinSimple Canada”, and together with ProteinSimple, the “Borrowers”).

RECITALS

Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrowers. This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2 Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

1.3 Construction with Ex-Im Documents. This Agreement and the Ex-Im Documents must be read together to give full effect to both, and the Borrowers shall comply with both the terms and conditions of this Agreement and the terms and conditions of the Ex-Im Documents. To the extent of any irreconcilable conflict between this Agreement or any of the other Loan Documents on the one hand, and the Ex-Im Documents on the other, or if this Agreement or any of the other Loan Documents is more permissive or favorable to Borrowers in respect of any difference between this Agreement or any of the other Loan Documents, on the one hand, and the Ex-Im Documents on the other, then unless specifically stated to the contrary, the terms and provisions of the Ex-Im Documents shall control.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

(a) Promise to Pay. Borrowers promise to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrowers, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b) Advances Under Revolving Domestic Line.

(i) Amount. Subject to and upon the terms and conditions of this Agreement (1) Borrowers may request Advances in an aggregate outstanding amount not to exceed the lesser of (A) the Domestic Revolving Line or (B) the Domestic Borrowing

Base, less any amounts outstanding under the Letter of Credit Sublimit and the Credit Card Services Sublimit and (2) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable. Borrowers may prepay any Advances without penalty or premium and if Borrowers elect, Borrowers may terminate the Domestic Revolving Line upon five (5) Business Days written notice to Bank with indefeasible payment in full of all outstanding Advances, plus accrued and unpaid interest, and any other amounts owing to Bank under this Agreement.

(ii) Form of Request. Whenever a Borrower desires an Advance under the Revolving Domestic Line, such Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time (1:00 p.m. Pacific time for wire transfers), on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit C. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(b) to such Borrower’s deposit account maintained at Bank.

(iii) Letter of Credit Sublimit. Subject to the availability under the Domestic Revolving Line, and in reliance on the representations and warranties of Borrowers set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of Borrowers such Letters of Credit as Borrowers may request by delivering to Bank a duly executed letter of credit application on Bank’s standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed the Letter of Credit Sublimit, and (ii) shall be deemed to constitute Advances for the purpose of calculating availability under the Domestic Revolving Line. Any drawn but unreimbursed amounts under any Letters of Credit shall be charged as Advances against the Domestic Revolving Line. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form application and letter of credit agreement. Borrowers will pay any standard issuance and other fees that Bank notifies Borrowers in advance that it will charge for issuing and processing Letters of Credit.

(iv) Credit Card Services Sublimit. Subject to the terms and conditions of this Agreement, Borrowers may request corporate credit cards from Bank (the “Credit Card Services”) and standard and e-commerce merchant account services from Bank. The aggregate limit of the corporate credit cards reserves shall not exceed the Credit Card Services Sublimit, provided that availability under the Domestic Revolving Line shall be reduced by the aggregate limits of the corporate credit cards issued to Borrowers. In addition, Bank may, in its sole discretion, charge as Advances any amounts that become due or owing to Bank in connection with the Credit Card Services. The terms and conditions (including repayment and fees) of such Credit Card Services shall be subject to the terms and conditions of the Bank’s standard forms of application and agreement for the Credit Card Services, which Borrowers hereby agree to execute.

(v) Collateralization of Obligations Extending Beyond Maturity. If Borrowers have not secured to Bank’s satisfaction its obligations under the Revolving Domestic Line with respect to any Letters of Credit or Credit Card Services by the Revolving Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in either Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding and undrawn Letters of Credit or Credit Card Services. Borrowers authorize Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrowers or any other Person to pay or otherwise transfer any part of such balances for so long as the Letters of Credit or Credit Card Services are outstanding or continue.

(c) Advances Under Export Revolving Line.

(i) Amount. Subject to and upon the terms and conditions of this Agreement (1) ProteinSimple may request Advances in an aggregate outstanding amount not to exceed the lesser of (A) the Export Revolving Line less the face amount of any letters of credit issued under the Export Revolving Line, whether drawn or undrawn, or (B) the Export Borrowing Base, and (2) amounts borrowed pursuant to this Section 2.1(c) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(c) shall be immediately due and payable. Borrowers may prepay any Advances without penalty or premium and if Borrowers elect, Borrowers may terminate the Export Revolving Line upon five (5) Business Days written notice to Bank with indefeasible payment in full of all outstanding Advances, plus accrued and unpaid interest, and any other amounts owing to Bank under this Agreement.

(ii) Form of Request. Whenever ProteinSimple desires an Advance under the Export Revolving Line, ProteinSimple will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time (1:00 p.m. Pacific time for wire transfers), on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit D. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(c) to ProteinSimple’s deposit account maintained at Bank.

(iii) Letter of Credit Sublimit. Subject to the availability under the Export Revolving Line, and in reliance on the representations and warranties of Borrowers set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of Borrowers such Letters of Credit as Borrowers may request by delivering to Bank a duly executed letter of credit application on Bank’s standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed any Sublimit established pursuant to the Ex-Im Documents, and (ii) shall be deemed to constitute Advances for the purpose of calculating availability under the Export Revolving Line. Any drawn but unreimbursed amounts under any Letters of Credit shall be charged as Advances against the Export Revolving Line. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form application and letter of credit agreement. Borrowers will pay any standard issuance and other fees that Bank notifies Borrowers in advance that it will charge for issuing and processing Letters of Credit.

(iv) Collateralization of Obligations Extending Beyond Maturity. If Borrowers have not secured to Bank’s satisfaction its obligations under the Export Revolving Line with respect to any Letters of Credit by the Revolving Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in either Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding and undrawn Letters of Credit. Each Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrowers or any other Person to pay or otherwise transfer any part of such balances for so long as the Letters of Credit are outstanding or continue.

(d) Term Loan.

(i) Advance. Subject to the terms and conditions of this Agreement, Bank agrees to make a term loan to Borrowers in a principal amount up to but not exceeding Six Million Dollars ($6,000,000), the proceeds of which shall be made available in full on the Closing Date to repay the amounts outstanding under the existing Term Loan (the original principal amount of which was Five Million Dollars ($5,000,000)), with the remainder for Borrowers’ working capital purposes.

(ii) Interest on the Term Loan shall accrue from the Closing Date and be payable in accordance with Section 2.3. The principal of the Term Loan shall be payable in thirty one (31) equal monthly installments of principal, each in the amount of $193,548.39, plus all accrued interest, beginning on January 1, 2013 and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts due in connection with the Term Loan made under this Section 2.1(d) shall be immediately due and payable. The Term Loan, once repaid, may not be reborrowed.

2.2 Overadvances. If the aggregate amount of the outstanding Advances exceeds any of the Domestic Revolving Line, the Domestic Borrowing Base the Export Revolving Line, or the Export Borrowing Base at any time, Borrowers shall immediately pay to Bank, in cash, the amount of such excess.

2.3 Interest Rates, Payments, and Calculations.

(a) Interest. Except as set forth in Section 2.3(b), the Advances on the Domestic Revolving Line and the Export Revolving Line and amounts outstanding under the Term Loan shall bear interest, on the outstanding daily balance thereof, as set forth in the LIBOR/Prime Referenced Rate Addendum attached hereto as Exhibit J,.

(b) Late Fee; Default Rate. If any payment is not made within 10 days after the date such payment is due, Borrowers shall pay Bank a late fee equal to the lesser of (i) 5% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to 5 percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c) Payments. Except as set forth in the LIBOR/Prime Referenced Rate Addendum, interest hereunder shall be due and payable on the first calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of either Borrower’s deposit accounts with Bank or against the Domestic Revolving Line or the Export Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d) Computation. In the event the Prime Referenced Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Referenced Rate is changed, by an amount equal to such change in the Prime Referenced Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

(e) Maximum Rate. At no time shall any provision of this Agreement obligate the Borrowers to make any payment of interest or other amount payable to the Bank in an amount or calculated at a rate which would be prohibited by law or would result in the receipt by the Bank of interest at a criminal rate (as construed under U.S. state or Federal law or the Criminal Code (Canada)). In the event any interest is charged or received by the Bank in excess of the legal rate, the Borrowers acknowledge, that the amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, so as not to be so prohibited by law or result in a receipt by the Bank of interest at a criminal rate, the adjustment shall be effected, to the extent necessary, as follows: (i) firstly, by reducing the amount or rate of interest required to be paid to the Bank under this Agreement; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Bank which would constitute interest for purposes of U.S. state or Federal law or Section 347 of the Criminal Code (Canada).

(f) Interest Act Canada. For purposes of the Interest Act (Canada), where in this Agreement a rate of interest is to be calculated on the basis of a year of 360 or 365 days, the yearly rate of interest to which the rate is equivalent is the rate multiplied by the number of days in the year for which the calculation is made and divided by 360 or 365, as applicable.

2.4 Crediting Payments. When no Event of Default has occurred and is continuing and subject to Section 2.7, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrowers specify. After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Fees. Borrowers shall pay to Bank:

(a) such fees as are set forth on the Closing and Disbursement Statement to be executed in connection with this Agreement,

(b) a Term Loan facility fee of $212,500, due and payable on the earlier of March 1, 2014 or acceleration of the Indebtedness as provided hereunder;

(c) a Term Loan facility fee of $113,335, due and payable on the earlier of the Term Loan Maturity Date or acceleration of the Indebtedness as provided hereunder; and

(d) an annual facility fee with respect to the Export Revolving Line, which is due and payable March 1, 2012 and March 1, 2013 (but not on the Revolving Maturity Date), each annual fee payment to be in the amount of $8,750.

(e) all Bank Expenses, as and when they become due.

2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

2.7 Lock Box/Collection Accounts. Borrowers acknowledge and agree that the Accounts are on a “remittance basis” in accordance with the following. In connection therewith, Borrowers shall at its sole expense establish and maintain:

(a) A United States Post Office lock box (“Lock Box”). Borrowers agree to notify all account debtors and other parties obligated to Borrowers that all payments made to Borrowers (other than payments by electronic funds transfer) shall be remitted, for the credit of Borrowers, to the Lock Box, and Borrowers shall include a like statement on all invoices;

(b) The Lock Box shall remain separate from any other accounts used to collect the Export-Related Accounts Receivable as defined in the Borrower Agreement. Unless an Event of Default has occurred and is continuing, Bank may only apply all or part of the amounts in the Lock Box to the indebtedness of Borrowers owed to the Bank upon Borrowers’ prior consent.

Further, Borrowers shall, unless otherwise directed by Bank in writing, direct all customers or other Person owing money to Borrowers, evidenced by an Eligible Export-Related Accounts Receivable, who make payment by electronic transfer of funds to wire such funds directly to an account of Borrowers maintained with Bank (the “Collection Account”), over which Bank shall have exclusive and unrestricted access. All funds received by Borrowers from Eligible Export-Related Accounts Receivable debtors which are not made by electronic transfer of funds shall be deposited by the Borrowers into the Collection Account within two business days of receipt of such funds. Borrowers irrevocably authorize Bank to transfer to the Collection Account any Borrower funds that have been deposited into any other accounts or that Bank has received by wire transfer, check, cash, or otherwise from an Eligible Export-Related Accounts Receivable debtor. Such Collection Account shall remain separate from any other accounts used to collect Accounts Receivable which are not Eligible Export-Related Accounts Receivable. Unless an Event of Default has occurred and is continuing, Bank may only apply all or part of the amounts in the Collection Account to the indebtedness of Borrowers owed to the Bank upon Borrower’s prior consent.

3.	CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Agreement;

(b) an officer’s certificate of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) a financing statement (Form UCC-1);

(d) agreement to provide insurance;

(e) payment of the fees and Bank Expenses then due specified in Section 2.5;

(f) current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(g) an audit of the Collateral, the results of which shall be satisfactory to Bank;

(h) current financial statements, including audited statements for the most recently ended fiscal year of each Borrower, together with an unqualified opinion, company prepared consolidated balance sheets and income statements for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;

(i) current Compliance Certificate in accordance with Section 6.2;

(j) a Collateral Information Certificate; and

(k) such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate including noted on the closing checklist prepared in connection with this Agreement, attached hereto as Exhibit I.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrowers on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2

(c) Bank shall have received evidence, in form and substance satisfactory to Bank that ProteinSimple (i) has delivered to the Ex-Im Bank all of the Ex-Im Documents as are required by the Ex-Im Bank, including, without limitation, any financial statements required to be delivered to Ex-Im Bank pursuant to Section 11 of the Loan Authorization Notice and a summary of all Export Orders against ProteinSimple is requesting Advances as of the effective date and (ii) is in compliance with all terms and conditions of the Ex-Im Bank’s working capital guarantee program, including, without limitation, receipt of all waivers from the Ex-Im Bank necessary with respect to the Export Revolving Line Advances contemplated to be made under this Agreement with respect to Eligible Export Accounts.

3.3 [Reserved]

4.	CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrowers grant and pledge to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrowers of each of their respective covenants and duties under the Loan Documents. Except as set forth in the Schedule and except for Permitted Liens, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Notwithstanding any termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

Pursuant to that certain General Security Agreement executed by ProteinSimple Canada in favor of Bank dated January 26, 2012 (the “GSA”), ProteinSimple Canada grants and pledges to Bank a continuing security interest in the Collateral (as defined in the GSA) to secure prompt repayment of any and all Indebtedness and to secure prompt performance by ProteinSimple Canada of each of its covenants and obligations under this Agreement and the Loan Documents.

4.2 Perfection of Security Interest. Borrowers authorize Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrowers of the kind pledged hereunder, and (ii) contain any other information required by the Code or PPSA for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Any such financing statements may be signed by Bank on behalf of Borrower, as provided in the Code or other applicable legislation, and may be filed at any time in any jurisdiction whether or not Revised Article 9 of the Code is then in effect in that jurisdiction. Borrowers shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form reasonably satisfactory to Bank, to perfect and continue perfected Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrowers shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank reasonably determines to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrower shall take such steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance reasonably satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, (ii) obtain “control” of any Collateral if Bank deems such action necessary to acquire or maintain a valid, first priority security interest in such property, which may consist of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code or as may be defined by the law of the jurisdiction governing the perfection of the security interest in such collateral) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance reasonably satisfactory to Bank. Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrowers authorize Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior written notice, from time to time during Borrowers’ usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect each Borrowers’ Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify each Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral

5.	REPRESENTATIONS AND WARRANTIES.

Borrowers represent and warrant as follows:

5.1 Due Organization and Qualification. Each Borrower and each Subsidiary is a corporation duly existing under the laws of the jurisdiction in which it is incorporated and qualified and licensed to do business in any jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrowers’ powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in either Borrower’s constating documents, nor will they constitute an event of default under any material agreement by which either Borrower is bound. No Borrower is in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3 Collateral. Each Borrower has rights in or the power to transfer the Collateral, and each of its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. All Collateral is located solely in the Collateral States. The Eligible Accounts are bona fide existing obligations. The property or services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. No Borrower has received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Domestic Borrowing Base Certificate or Export Borrowing Base Certificate as an Eligible Account. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule, none of the Collateral is maintained or invested with a Person other than Bank or Bank’s Affiliates.

5.4 Intellectual Property. Each Borrower is the sole owner of its Intellectual Property, except for licenses granted by such Borrower to its customers in the ordinary course of business. To the best of each Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to any Borrower that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect. Except as set forth in the Schedule, each Borrower’s rights as a licensee of intellectual property do not give rise to more than 5% of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.

5.5 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, no Borrower has done business under any name other than that specified on the signature page of this Agreement, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of ProteinSimple is located in the Chief Executive Office State at the address indicated in Section 10 hereof. The chief executive office of ProteinSimple Canada is located at the following address:

3040 Oakmead Village

Santa Clara, CA 95051

5.6 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against either Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect.

5.7 No Material Adverse Change in Financial Statements. All consolidated financial statements related to Borrowers and any Subsidiary that are delivered by Borrowers to Bank fairly present in all material respects Borrowers’ consolidated financial condition as of the date thereof and Borrowers’ consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of either Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8 Solvency, Payment of Debts. Each Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of each Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and neither Borrower is left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9 Compliance with Laws and Regulations. Each Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA (to the extent applicable). No event has occurred resulting from either Borrower’s failure to comply with ERISA (to the extent applicable) that is reasonably likely to result in either Borrower’s incurring any liability that could reasonably be expected to have a Material Adverse Effect. No Borrower is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. No Borrower is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Each Borrower has complied in all material respects with all applicable provisions of the Federal Fair Labor Standards Act (to the extent applicable). Each Borrower is in compliance with all applicable environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. No Borrower has violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Each Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

5.10 Subsidiaries. Borrowers do not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.11 Government Consents. Each Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of each Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12 Inbound Licenses. Except as disclosed on the Schedule, no Borrower is a party to, nor is bound by, any license or other agreement that prohibits or otherwise restricts either Borrower from granting a security interest in either Borrower’s interest in such license or agreement or any other property.

5.13 Full Disclosure. No representation, warranty or other statement made by a Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by a Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

5.14 Canadian Pension Plans. The Canadian Pension Plans are duly registered under the ITA (if required to be so registered) and any other applicable laws which require registration, have been administered in accordance with the ITA and such other applicable laws and no event has occurred which could reasonably be expected to cause the loss of such registered status, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. All material obligations of ProteinSimple Canada (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. There are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans. All contributions or premiums required to be made or paid by ProteinSimple Canada to the Canadian Pension Plans or the Canadian Benefit Plans have been made on a timely basis in accordance with the terms of such plans and all applicable laws, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans.

6.	AFFIRMATIVE COVENANTS.

Each Borrower covenants that, until payment in full of all outstanding Obligations (other than inchoate indemnity obligations), and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrowers shall do all of the following:

6.1 Good Standing and Government Compliance. Each Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in their respective jurisdictions of formation, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to such Borrower by the authorities of the state or province in which such Borrower is organized, if applicable. Each Borrower shall meet, and shall cause each

Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, except where the failure to meet such requirements would not reasonably be expected to have a Material Adverse Effect. Each Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so would reasonably be expected to have a Material Adverse Effect. Each Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates. Borrowers shall deliver to Bank:

(a) (i) as soon as available, but in any event within 30 days after the end of each calendar month, a company prepared balance sheet and income statement covering Borrowers’ operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer;

(ii) as soon as available, but in any event within 180 days after the end of Borrowers’ fiscal year, beginning with Borrowers’ fiscal year ending December 31, 2011, audited financial statements of Borrowers prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank;

(iii) if applicable, copies of all statements, reports and notices sent or made available generally by either Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission;

(iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against either Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to either Borrower or any Subsidiary of $250,000 or more;

(v) promptly upon receipt, each management letter prepared by Borrowers’ independent certified public accounting firm regarding each Borrower’s management control systems; and

(vi) such budgets, sales projections, operating plans or other financial information or statements generally prepared by Borrowers in the ordinary course of business as Bank may reasonably request from time to time. All financial statements of Borrowers shall be prepared on a consolidated and consolidating basis.

(b) Within 20 days after the last day of each month, Borrowers shall deliver to Bank a Domestic Borrowing Base Certificate signed by a Responsible Officer of ProteinSimple in substantially the form of Exhibit E hereto, together with aged listings by invoice date of accounts receivable and accounts payable for the Borrowers certified by a Responsible Officer of ProteinSimple.

(c) Within 30 days after the last day of each month, Borrowers shall deliver to Bank a Compliance Certificate certified as of the last day of the preceding month and signed by a Responsible Officer in substantially the form attached hereto as Exhibit G.

(d) Within 20 days after the last day of each month, Borrowers shall deliver to Bank a Export Borrowing Base Certificate signed by a Responsible Officer of ProteinSimple in substantially the form of Exhibit F hereto, together with, aged listing by due date of Eligible Export Accounts, and a report of Export Orders for the previous month.

(e) copies of all Export Orders, or if permitted by Bank, a summary of all Export Orders against which Borrowers are requesting Advances, and such other schedules and reports as may be referenced in or required pursuant to the Ex-Im Documents.

(f) On or before the 45th day subsequent to the last day of each fiscal year of Borrowers, a budget of each Borrower for such year, approved by each Borrower’s board of directors.

(g) As soon as possible and in any event within 3 Business Days after becoming aware of the occurrence or existence of an Event of Default hereunder, Borrowers shall deliver to Bank a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrowers have taken or proposes to take with respect thereto.

(h) Bank shall have a right from time to time hereafter to audit (a) Borrowers’ Accounts (as defined in the GSA and in this Agreement, as applicable) at Borrowers’ expense, provided that such audits will be conducted no more often than every 6 months as to ProteinSimple’s accounts, and no more often than annually as to ProteinSimple Canada’s accounts, unless an Event of Default has occurred and is continuing, and (b) ProteinSimple’s inventory, at Borrowers’ expenses, provided that such one-time audit shall be conducted on or before February 29, 2012, unless an Event of Default has occurred and is continuing; provided further that such audits shall be conducted during Borrowers’ normal business hours.

Borrowers may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If Borrowers deliver this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within 5 Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the intellectual property report, the Domestic Borrowing Base Certificate, the Export Borrowing Base Certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

6.3 Inventory; Returns. Borrowers shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between a Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of such Borrower, as they exist on the Closing Date. Borrowers shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than $250,000.

6.4 Taxes. Borrowers shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, provincial and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that a Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that such Borrower or such Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Borrower.

6.5 Insurance.

(a) Borrowers, at their expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where each Borrower’s business is conducted on the date hereof. Borrowers shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to that of either Borrower.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least 20 days notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrowers shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrowers’ option, be payable to Borrowers to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest (subject to Permitted Liens that are not required to be subordinate to Bank’s Liens). If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6 Primary Depository. Borrowers shall maintain all of their respective domestic depository and operating accounts with Bank and their primary investment accounts with Bank or Bank’s Affiliates. Borrowers shall maintain at all times unrestricted Cash on deposit with the Bank in an amount not less than $3,000,000.

6.7 Financial Covenants. Borrowers shall maintain the following financial ratios and covenants:

(a) Adjusted Quick Ratio. A ratio of (i) Borrowers’ unrestricted Cash on deposit with the Bank plus trade accounts receivable outstanding less than 90 days past the invoice date, to (ii) Current Liabilities plus (to the extent not already included therein) all Indebtedness to Bank, less Deferred Maintenance Contract Revenue, less any liability arising from any preferred stock warrant, less deferred rent liability, of (i) at least 0.70 to 1.00 as of the end of each fiscal quarter, and (ii) at least 0.55 to 1.00 as of the end of each month that is not the end of a fiscal quarter.

(b) Rolling Revenues. Commencing January 31, 2012, Rolling Revenues for the 3 month period most recently ended shall be not less than, as of the dates set forth below, the corresponding minimum amount. Thereafter, Rolling Revenues shall be not less than levels to be reset by January 31st of each year by Bank based on the projections that have been approved by each Borrower’s Board of Directors and by Bank.

January 31, 2012 -	$9,550,000
February 29, 2012 -	$8,300,000
March 31, 2012 -	$7,100,000
April 30, 2012 -	$7,650,000
May 31, 2012 -	$8,000,000
June 30, 2012 -	$9,000,000
July 31, 2012 -	$8,825,000
August 31, 2012 -	$8,600,000
September 30, 2012 -	$8,600,000
October 31, 2012 -	$9,050,000
November 30, 2012 -	$9,775,000
December 30, 2012 -	$10,750,000

6.8 Registration of Intellectual Property Rights.

(a) Borrowers shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by a Borrower, to the extent that such Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b) Borrowers shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office or the Canadian Intellectual Property Office, including the date of such filing and the registration or application numbers, if any.

(c) Borrowers shall promptly give Bank written notice of any applications or registrations filed with the United States Copyright Office, including a copy of such applications or registrations.

(d) Borrowers shall (i) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

(e) Bank may audit either Borrower’s Intellectual Property to confirm compliance with this Section 6.8, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrowers’ sole expense, any actions that a Borrower is required under this Section 6.8 to take but which such Borrower fails to take, after 15 days’ notice to Borrowers. Borrowers shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.8.

6.9 Consent of Inbound Licensors. Prior to entering into or becoming bound by any material license or agreement, Borrowers shall: (i) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrowers’ business or financial condition; and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrowers’ interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

6.10 Creation / Acquisition of Subsidiaries. In the event a Borrower or any Subsidiary creates or acquires any Subsidiary, Borrowers and such Subsidiary shall promptly notify Bank of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Bank to cause such Subsidiary (if such Subsidiary is a Domestic Subsidiary) to guarantee the Obligations of Borrowers under the Loan Documents and grant a continuing pledge and security interest in and to the collateral of such Subsidiary (substantially as described on Exhibit A hereto), and such Borrower shall grant and pledge to Bank a perfected security interest in the stock, units or other evidence of ownership of such Subsidiary (not to exceed 65% of the equity securities of any foreign organized Subsidiary).

6.11 Further Assurances. At any time and from time to time Borrowers shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

6.12 Canada Benefit and Pension Plans. For each existing Canadian Pension Plan, ProteinSimple Canada shall ensure that such plan retains its registered status under and is administered in a timely manner in all respects in accordance with the applicable pension plan text, funding agreement, the ITA and all other applicable laws. For each Canadian Pension Plan hereafter adopted or contributed to by ProteinSimple Canada which is required to be registered under the ITA or any other applicable laws, ProteinSimple Canada shall use its best efforts to seek and receive confirmation in writing from the applicable regulatory authorities to the effect that such plan is unconditionally registered under the ITA and such other applicable laws. For each existing Canadian Pension Plan and Canadian Benefit Plan hereafter adopted or contributed to by ProteinSimple Canada, ProteinSimple Canada shall in a timely fashion perform in all material respects all obligations (including fiduciary, funding, investment and administration obligations) required to be performed in connection with such plan and the funding therefor.

7.	NEGATIVE COVENANTS.

Borrowers covenant and agree that, so long as any credit hereunder shall be available and until the outstanding Obligations (other than inchoate indemnity obligations) are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrowers will not do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:

7.1 Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers.

7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the Borrower State or relocate its chief executive office without 30 days prior written notification to Bank; replace its chief executive officer or chief financial officer without written notification to Bank within 5 days after such event; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrowers; change its fiscal year end; have a Change in Control.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into a Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (i) such transactions do not in the aggregate exceed $250,000 during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii)such transactions do not result in a Change in Control, and (iv) a Borrower is the surviving entity.

7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on a Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank.

7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person that a Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrowers’ property.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock.

7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain or invest any of its property with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to a Borrower.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Borrower except for transactions in the ordinary course of such Borrower’s business, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10 Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrowers shall keep the Inventory and Equipment only at the locations set forth in Section 10 and the Schedule and such other locations of which Borrowers give Bank prior written notice and as to which Bank files a financing statement where needed to perfect its security interest.

7.11 No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

7.12 OFAC and Canadian Anti-terrorism Laws. To the extent any Borrower or Subsidiary is subject to such legislation, no Borrower shall, and no Borrower shall permit any of its Subsidiaries to (i) become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting

Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)) or Canadian Anti-Terrorism Laws, (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order or Canadian Anti-Terrorism Laws, or be otherwise associated with any such person in any manner violative of such Section 2 or Canadian Anti-Terrorism Laws, or (iii) otherwise become a person on the list of Specially Designated Nationals and Blocked Persons or a similar list under Canadian Anti-Terrorism Laws or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:

8.1 Payment Default. If Borrowers fail to pay any of the Obligations when due;

8.2 Covenant Default.

(a) If a Borrower fails to perform any obligation under Sections 6.2, 6.5, 6.6 or 6.7 or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If a Borrower fails to perform any obligation under (i) Sections 6.1, 6.3, 6.4, 6.8, 6.9, 6.10 or 6.11 and has failed to cure such default within 10 days after Borrowers receive notice thereof or any officer of a Borrower becomes aware thereof or (ii) any agreement or instrument pertaining to the Export Revolving Line, subject to any notice or cure periods.

(c) If a Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between a Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 30 days after Borrowers receive notice thereof or any officer of such Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the 30 day period or cannot after diligent attempts by Borrowers be cured within such 30 day period, and such default is likely to be cured within a reasonable time, then such Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3 Defective Perfection. If Bank shall receive at any time following the Closing Date an SOS Report indicating that except for Permitted Liens, Bank’s security interest in the Collateral is not prior to all other security interests or Liens of record reflected in the report;

8.4 Material Adverse Change. If there occurs a material adverse change in either Borrower’s prospects, business or financial condition, or if there is a material impairment in the prospect of repayment of any portion of the Obligations or a material impairment in the perfection, value or priority of Bank’s security interests in the Collateral;

8.5 Attachment. If any material portion of either Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 30 days, or if either Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of either Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of either Borrower’s assets by the United States or Canadian Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten days after a Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Borrower (provided that no Credit Extensions will be made during such cure period);

8.6 Insolvency. If either Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by either Borrower, or if an Insolvency Proceeding is commenced against either Borrower and is not dismissed or stayed within 45 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.7 Other Agreements. If there is a default or other failure to perform in any agreement to which a Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $250,000 or that would reasonably be expected to have a Material Adverse Effect;

8.8 Subordinated Debt. If a Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

8.9 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $250,000 shall be rendered against either Borrower and shall remain unsatisfied and unstayed for a period of 30 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or

8.10 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document

8.11 Guaranty. If any guaranty of all or a portion of the Obligations (a “Guaranty) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.9 occur with respect to any guarantor.

9.	BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6, all Obligations shall become immediately due and payable without any action by Bank);

(b) Demand that Borrowers (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrowers shall promptly deposit and pay such amounts;

(c) Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement or under any other agreement between Borrowers and Bank;

(d) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrowers agree to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrowers authorize Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of either Borrower’s owned premises, each Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f) Set off and apply to the Obligations any and all (i) balances and deposits of each Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of each Borrower held by Bank;

(g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, either of Borrowers’ labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrowers’ rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(h) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and the applicable Borrower shall be credited with the proceeds of the sale;

(i) Bank may credit bid and purchase at any public sale;

(j) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency either Borrower, any guarantor or any other Person liable for any of the Obligations; and

(k) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by the applicable Borrower.

Notwithstanding any provision of this Section 9.1 to the contrary, the exercise of remedies hereunder is subject to the provisions of the Ex-Im Documents (including, where applicable, the consent of the Ex-Im Bank).

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrowers hereby irrevocably appoint Bank (and any of Bank’s designated officers, or employees) as Borrowers’ true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse either of Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign either of Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to either Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of the applicable Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of the applicable Borrower on any of the documents described in clauses (g) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrowers’ attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to either Borrower of Bank’s security interest in such funds and verify the amount of such Account. Such Borrower shall collect all amounts owing to such Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If Borrowers fail to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrowers: (a) make payment of the same or any part thereof; (b) set up such reserves under the Domestic Revolving Line or the Export Revolving Line as Bank reasonably deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank reasonably deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

9.6 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrowers. Borrowers waive any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, PPSA, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on either Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrowers expressly agree that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8 Demand; Protest. Except as otherwise provided in this Agreement, Borrowers waive demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrowers or to Bank, as the case may be, at its addresses set forth below:

If to Borrowers:	ProteinSimple
3040 Oakmead Village Drive
Santa Clara, California 95051
Attn: Chief Financial Officer
FAX: 408-510-5599

If to Bank:	Comerica Bank
m/c 7512
39200 Six Mile Rd.
Livonia, MI 48152
Attn: National Documentation Services

With a copy to:	Comerica Bank
Two Embarcadero Center - Suite 300
San Francisco, CA 94111
Attn: Kim Crosslin
FAX: 415-477-3260

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.

12.	REFERENCE PROVISION.

This Reference Provision will be applicable so long as, under applicable law and precedent, a pre-dispute Jury Trial Waiver provision similar to that contained in the Loan Documents (as defined below) is invalid or unenforceable. Delay in requesting appointment of a referee pending review of any such decision, or participation in litigation pending review, will not be deemed a waiver of this Reference Provision.

12.1 Mechanics.

(a) Other than (i) nonjudicial foreclosure of security interests in real or personal property, (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the Bank and the undersigned (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court or Federal District Court in the County or District where venue is otherwise appropriate under applicable law (the “Court”).

(b) The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. The referee shall be appointed to sit with all the powers provided by law. Each party shall have one peremptory challenge pursuant to CCP §170.6. Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

(c) The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested to (a) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within ninety (90) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision. Any decision rendered by the referee will be final, binding and conclusive, and judgment shall be entered pursuant to CCP §644.

(d) The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

12.2 Procedures. Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

12.3 Application of Law. The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. The referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

12.4 Repeal. If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

12.5 THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY, AND THAT THEY ARE IN EFFECT WAIVING THEIR RIGHT TO TRIAL BY JURY IN AGREEING TO THIS REFERENCE PROVISION. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY

KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

13.	GENERAL PROVISIONS.

13.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by a Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to a Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

13.2 Indemnification. Borrowers shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrowers whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

13.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

13.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrowers. The obligations of Borrowers to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.8 Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrowers, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrowers and have delivered a copy to Borrowers, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

13.9 Co-Borrower Provisions. Each Borrower agrees as follows

(a) Primary Obligation. This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations, as fully as if all of all Credit Extensions were advanced to such Borrower. For the avoidance of doubt, ProteinSimple Canada shall also be primarily liable for all Obligations arising under the Export Revolving Line. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation Request for Advance Forms, Domestic Borrowing Base Certificates, Export Borrowing Base Certificates and Compliance Certificates.

(b) Enforcement of Rights. Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one or more of the Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers.

(c) Borrowers as Agents. Each Borrower appoints the other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of both Borrowers, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Credit Extensions, any waivers and any consents. This authorization cannot be revoked, and Bank need not inquire as to each Borrower’s authority to act for or on behalf of Borrower.

(d) Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating any Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by either Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by either Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 13.9 shall be null and void. If any payment is made to a Borrower in contravention of this Section 13.9, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

(e) Waivers of Notice. Except as otherwise provided in this Agreement, each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the

Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase either Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which either Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Bank from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of each Borrower’s risks hereunder.

(f) Subrogation Defenses. Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.

(g) Right to Settle, Release.

(i) The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

(ii) Without affecting the liability of any Borrower hereunder, Bank may, with the consent of any one (1) Borrower, which consent shall not be unreasonably withheld (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person; provided that Bank may release any property securing the Obligations if in Bank’s reasonable opinion the potential liabilities associated therewith exceed any collateral benefit to Bank, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

(h) Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Lender to effect, to enforce and to give notice of such subordination.

13.10 Multinational Provisions.

(a) Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert any amount owing or payable to Bank under this Agreement or any note executed by a Borrower from the currency in which it is due (the “Agreed Currency”) into a particular currency (the “Judgment Currency”), the rate of exchange applied in that conversion shall be that at which Bank, in accordance with its normal procedures, could purchase the Agreed Currency with the Judgment Currency at or about noon on the Business Day immediately preceding the date on which judgment is given. The obligation of Borrowers and any guarantor in respect of any amount owing or payable under this Agreement to Bank in the Agreed Currency shall, notwithstanding any judgment and payment in the Judgment Currency, be satisfied only to the extent that Bank, in accordance with its normal procedures, could purchase the Agreed Currency with the amount of the Judgment Currency so paid at or about noon on the next Business Day following that payment; and if the amount of the Agreed Currency which Bank could so purchase is less than the amount originally due in the Agreed Currency shall, as a separate obligation and notwithstanding the judgment or payment, indemnify Bank against any loss.

(b) Withholding Tax Indemnification.

(i) Payments. If, any payments to be made by or on behalf of any Borrower under or with respect to this Agreement or any other Loan Document are subject to any deduction or withholding for, or on account of, any present or future Taxes the following shall apply: (a) the amount payable shall be increased as may be necessary so that, after making all required deductions or withholdings (including deductions and withholdings applicable to, and taking into account all Taxes on, or arising by reason of the payment of, additional amounts under this Section 13.10), Bank receives and retains an amount equal to the amount that it would have received had no such deductions or withholdings been required, (b) Borrowers shall make such deductions or withholdings, and (c) the Borrowers shall remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable laws. Notwithstanding the foregoing, Borrowers shall not be required to pay additional amounts in respect of Excluded Taxes (as defined in subsection (d) below).

(ii) Indemnity. Borrowers shall indemnify Bank for the full amount of any Taxes (other than Excluded Taxes but including any applicable withholding taxes) imposed by any jurisdiction on amounts payable by either Borrower under this Agreement or any other Loan Document and paid by Bank and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. The indemnifications contained in this Section 2.6 shall be made within 30 days after the date Bank makes written demand therefor.

(iii) Evidence of payment. Within thirty (30) days after the date of any payment of Taxes by a Borrower, such Borrower shall furnish to Bank the original or a certified copy of a receipt evidencing payment by such Borrower of any Taxes with respect to any amount payable to Bank hereunder.

(iv) Excluded Taxes. “Excluded Taxes” shall mean, in relation to Bank, any Taxes imposed on the net income or capital of Bank by any Governmental Authority as a result of Bank (i) carrying on a trade or business or having a permanent establishment in any jurisdiction or political subdivision thereof, (ii) being organized under the laws of such jurisdiction or any political subdivision thereof, or (iii) being or being deemed to be resident in such jurisdiction or political subdivision thereof.

(v) Survival. Each of Borrower’s obligations under this Section 13.10 shall survive the termination of this Agreement and the payment of all amounts payable under or with respect to this Agreement.

[Signature Page to Follow]

Signature Page To First Amended And Restated Loan And Security Agreement

IN WITNESS WHEREOF, the parties hereto have caused this First Amended and Restated Loan and Security Agreement to be executed as of the date first above written.

PROTEINSIMPLE

By:	/s/ Jason Novi

Title:	CFO

PROTEINSIMPLE LTD.

By:	/s/ Jason Novi

Title:	CFO

COMERICA BANK

By:	/s/ Kim Crosslin
Kim Crosslin
Title:	Vice President

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to a Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by a Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by a Borrower and Borrowers’ Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Domestic Revolving Line or the Export Revolving Line.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“BIA” means Bankruptcy and Insolvency Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder, as in effect from time to time.

“Borrower Agreement” shall mean the Borrower Agreement among ProteinSimple and Bank dated as of January 26, 2012, as supplemented by the Economic Impact Certification delivered with it, and any Ex-Im Bank waivers.

“Borrower State” means Delaware, the state under whose laws ProteinSimple is organized.

“Borrowers’ Books” means all of Borrowers’ books and records including: ledgers; records concerning Borrowers’ assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Buyer” shall mean a Person that has entered into one or more Export Orders with ProteinSimple or who is an obligor on an Eligible Export Account.

“Canadian Anti-Terrorism Laws” means the anti-terrorist provisions of the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the United Nations Suppression of Terrorism Regulations and the Anti-terrorism Act (Canada) and all regulations and orders made thereunder.

Exhibit A, Page 1

“Canadian Benefit Plans” means all material employee benefit plans or arrangements maintained or contributed to by ProteinSimple Canada that are not Canadian Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plan and arrangements in which the employees or former employees of ProteinSimple Canada participate or are eligible to participate but excluding all stock option or stock purchase plans.

“Canadian Pension Plans” means all plans and arrangements which are considered to be pension plans for the purposes of any applicable pension benefits standard statute and/or regulation in Canada established, maintained or contributed to by ProteinSimple Canada for its employees or former employees.

“Capital Stock” shall mean (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” shall mean with respect to any entity formed under the laws of any political subdivision of the United States, a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction, and with respect to any other entity, a comparable transaction effected pursuant to the laws of its jurisdiction of formation.

“Chief Executive Office State” means California, where ProteinSimple’s chief executive office is located.

“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.

“Closing Date” means the date of this Agreement.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral to the extent not described on Exhibit B, except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral or (iii) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote.

Exhibit A, Page 2

“Collateral Information Certificate” means a certificate setting forth all collateral, in form and content satisfactory to Bank.

“Collateral State” means the state or provinces where the Collateral is located, which is California as to property of ProteinSimple, and Ontario as to the property of ProteinSimple Canada.

“Collection Account” shall mean that account established pursuant to Section 2.6 of this Agreement and as defined therein.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Card Services Sublimit” means a sublimit for corporate credit cards and e-commerce or merchant account services under the Domestic Revolving Line not to exceed $500,000.

“Credit Extension” means each Advance, or any other extension of credit by Bank to or for the benefit of a Borrower hereunder.

“Current Liabilities” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrowers and its Subsidiaries, as at such date, plus, to the extent not already included therein, undrawn Letters of Credit and Borrowers’ maximum potential obligations under the Credit Card Services Sublimit, if any.

“Deferred Maintenance Contract Revenue” means all amounts received in advance of performance under maintenance contracts and not yet recognized as revenue.

“Domestic Borrowing Base” means an amount equal to 80% of Eligible Domestic Accounts less Priority Payables, as determined by Bank with reference to the most recent Domestic Borrowing Base Certificate delivered by Borrowers. Bank shall convert the amount of any Eligible Domestic Account outstanding in Canadian Dollars to the Equivalent Amount in U.S. Dollars for the purpose of calculating the Domestic Borrowing Base.

Exhibit A, Page 3

“Domestic Borrowing Base Certificate” shall mean the Certificate in the form of Exhibit E hereto.

“Domestic Revolving Line” means a Credit Extension to Borrowers of up to $6,500,000 (inclusive of any amounts outstanding under the Letter of Credit Sublimit and the Credit Card Services Sublimit).

“Domestic Subsidiary” means any Subsidiary of a Borrower or Parent organized under the laws of any political subdivision of the United States or Canada.

“Eligible Accounts” means the Eligible Domestic Accounts and the Eligible Export Accounts.

“Eligible Domestic Accounts” means those Accounts that arise in the ordinary course of Borrowers’ business that comply with all of Borrowers’ representations and warranties to Bank set forth in Section 5.3; provided, that Bank may reasonably change the standards of eligibility by giving Borrowers 30 days prior written notice. Unless otherwise agreed to by Bank, Eligible Domestic Accounts shall not include the following:

(a) Accounts that the account debtor has failed to pay in full within 90 days of invoice date;

(b) Credit balances over 90 days from invoice date;

(c) Accounts with respect to an account debtor, 25% of whose Accounts the account debtor has failed to pay within 90 days of invoice date;

(d) Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrowers exceed 25% of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(e) Accounts with respect to which the account debtor does not have its principal place of business in the United States or Canada, except for Eligible Foreign Accounts;

(f) Accounts with respect to which the account debtor is the United States or Canada or any department, agency, or instrumentality of the United States or Canada, except for (i) Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727); and (ii) Accounts of Canada if the payee has assigned its payment rights to Bank and all steps have been take to comply with the Financial Administration Act (Canada), as amended;

(g) Offset, inter-company, contra and other Accounts with respect to which a Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to such Borrower, other than non-refundable deposits or Deferred Maintenance Contract Revenue, but only to the extent of any amounts owing to the account debtor against amounts owed to such Borrower;

(h) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional;

(i) Accounts with respect to which the account debtor is an officer, employee, agent or Affiliate of either Borrower;

Exhibit A, Page 4

(j) pre-billed Accounts or Accounts that have not yet been billed to the account debtor or that relate to deposits (such as good faith deposits) or other property of the account debtor held by either Borrower or accounts related to the performance of services or delivery of goods which either Borrower has not yet performed or delivered, including unfulfilled maintenance contracts;

(k) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

(l) Accounts the collection of which Bank reasonably determines after inquiry and consultation with either Borrower to be doubtful;

(m) Accounts payable to an Affiliate of either Borrower;

(n) Retentions and hold-backs; and

(o) Accounts which qualify as Eligible Export Accounts.

“Eligible Export Accounts” shall mean and include, Accounts of ProteinSimple that qualify as “Eligible Export-Related Accounts Receivable,” as such term is defined in the Ex-Im Documents, provided, that Bank may change the standards of eligibility based on the results of Collateral audits by giving Borrowers thirty (30) days prior written notice, and provided further that notwithstanding anything to the contrary in the Borrower Agreement, including but not limited to Section 1.01: “Eligible Export-Related Accounts Receivable” of the Borrower Agreement, shall not include any account receivable:

(a) with an invoice that is due and payable more than 90 days from the date of the invoice;

(b) that is not paid within 60 days of its original invoice due date;

(c) with credit balances over 90 days past due;

(d) which are foreign government accounts;

(e) Offset, inter-company, contra and other Accounts with respect to which ProteinSimple is liable to the account debtor for goods sold or services rendered by the account debtor to ProteinSimple, other than non-refundable deposits or Deferred Maintenance Contract Revenue, but only to the extent of any amounts owing to the account debtor against amounts owed to ProteinSimple;

(f) for which the payment is not directed to a Lockbox or Collection Account per the terms of Section 2.6 of this Agreement;

(g) pre-billed Accounts or accounts that have not yet been billed to the account debtor or that relate to deposits (other than non-refundable deposits), or other property of the account debtor held by ProteinSimple for the performance of services or delivery of goods which ProteinSimple has not yet performed or delivered;

(h) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

Exhibit A, Page 5

(i) Accounts the collection of which Bank reasonably determines after inquiry and consultation with ProteinSimple to be doubtful;

(j) Accounts with respect to which the account debtor is an officer, employee, agent or Affiliate of ProteinSimple;

(k) any portion of an Account that is subject to any retentions and hold-backs;

(l) Accounts with respect to a Buyer, including Subsidiaries and Affiliates for whom 50% or more of its Accounts Receivable are past due more than 90 days from the invoice due date shall be considered Eligible Export-Related Accounts Receivable; and

(m) Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to ProteinSimple exceed twenty-five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States or Canada (“Foreign Accounts”) and that are (i) supported by foreign credit insurance acceptable to the Bank or one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, or (ii) approved by Bank on a case-by-case basis. Bank hereby agrees that up to $750,000 of Foreign Accounts of ProteinSimple Canada shall be deemed Eligible Foreign Accounts. All Eligible Foreign Accounts must be calculated in U.S. Dollars.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal, state, provincial, local, foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, office equipment, tools, parts and attachments in which a Borrower has any interest.

“Equivalent Amount” means, on any date of determination, with respect to obligations or valuations denominated in one currency (the “first currency”), the amount of another currency (the “second currency”) which would result from the conversion of the relevant amount of the first currency into the second currency at the 12:00 noon rate quoted on the Reuters Monitor Screen (Page BOFC or such other Page as may replace such Page for the purpose of displacing such exchange rates) on such date or, if such date is not a Business Day, on the Business Day immediately preceding such date of determination, or at such other rate as may have been agreed in writing between Borrowers and Bank.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Ex-Im Bank” shall mean the Export-Import Bank of the United States.

“Ex-Im Documents” shall mean the Borrower Agreement, the Loan Authorization Notice and the Master Guarantee Agreement and all modifications, supplements, documents and agreements related to any of the foregoing.

Exhibit A, Page 6

“Export Borrowing Base” means “as of any date of determination thereof, an amount equal to the sum of (i) eighty percent (80%) of Eligible Export Accounts which are payable in US Dollars; provided that the Ex-Im Borrowing Base shall be determined on the basis of the most current Export Borrowing Base Certificate required or permitted to be submitted hereunder; and, provided further that (i) the advance percentages hereunder shall be subject to any Ex-Im Bank waiver letter, and (ii) Bank may change the aforementioned advance percentages based on the results of Collateral audits by giving ProteinSimple thirty (30) days prior written notice of such change.

“Export Borrowing Base Certificate” shall mean the Certificate in the form of Exhibit F hereto.

“Export Order” shall mean a documented purchase order or contract evidencing a Buyer’s agreement to purchase Items from ProteinSimple for export from the United States, which documentation shall include written information that is necessary to confirm such purchase order or contract, including identification of the Items, the name of the Buyer, the country of destination, contact information for the Buyer and the total amount of the purchase order or contract; in the case of Indirect Exports, such documentation shall further include a copy of the written purchase order or contract from a foreign purchaser or other documentation clearly evidencing a foreign purchasers’ agreement to purchase the Items.

“Export Revolving Line” means the $2,500,000 line of credit from Bank to ProteinSimple guaranteed by the Ex-Im Bank of the United States.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time.

“Governmental Authority” means the Government of Canada, the United States of America, any other nation or any political subdivision thereof, whether provincial, state, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, fiscal or monetary authority or other authority regulating financial institutions, and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Bank Committee on Banking Regulation and Supervisory Practices of the Bank of International Settlements.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) all Contingent Obligations, and (e) all obligations arising under the Credit Card Services Sublimit.

“Indirect Exports” shall mean finished goods or services that are sold by ProteinSimple to a Buyer located in the United States, are intended for export from the United States and are identified in Section 4.A.(2.) of the Loan Authorization Notice.

“Insolvency Proceeding” shall mean and includes any proceeding or case commenced by or against a Borrower, or any guarantor of Borrowers’ Indebtedness, or any of either Borrower’s account debtors, under any provisions of the United States Bankruptcy Code as amended, the BIA, the Winding-up and Restructuring Act (Canada), the Companies’ Creditors Arrangement Act (Canada), or other similar federal, state or provincial legislation, or any other bankruptcy or insolvency law, including, but not limited to assignments for the benefit of creditors, formal or informal moratoriums, composition or extensions with some or all creditors, any proceeding seeking a reorganization, arrangement or any other relief under the United States Bankruptcy Code, as amended, or the BIA, as applicable, or any other bankruptcy or insolvency law.

Exhibit A, Page 7

“Intellectual Property” means all of Borrowers’ right, title, and interest in and to the following:

(a) Copyrights, Trademarks and Patents;

(b) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c) Any and all design rights which may be available to either Borrower now or hereafter existing, created, acquired or held;

(d) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all present and future inventory in which a Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“ITA” means the Income Tax Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder, as in effect from time to time.

“Items” shall mean the Inventory intended for export from the United States, either directly or as an Indirect Export, meet the U.S. Content requirements in accordance with Section 2.01(b)(ii) of the Borrower Agreement and are specified in Section 4.A. of the Loan Authorization Notice.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at Borrowers’ request in accordance with Section 2.1(b)(iii).

“Letter of Credit Sublimit” means a sublimit for Letters of Credit under the Domestic Revolving Line not to exceed $1,000,000.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

Exhibit A, Page 8

“Loan Authorization Notice” shall mean the Loan Authorization Notice between Comerica Bank and Ex-Im Bank.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrowers, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Master Guarantee Agreement” shall mean the Master Guarantee Agreement dated as of November 1, 2005 between Ex-Im Bank and Comerica Bank.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, condition (financial or otherwise) or prospects of Borrowers and their Subsidiaries taken as a whole, (ii) the ability of Borrowers to repay the Obligations or otherwise perform their obligations under the Loan Documents, (iii) Borrowers’ interest in, or the value, perfection or priority of Bank’s security interest in the Collateral.

“Negotiable Collateral” means all of Borrowers’ present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrowers’ Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrowers pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from either Borrower to others that Bank may have obtained by assignment or otherwise. Notwithstanding anything to the contrary contained herein, the term “Obligations” shall not include obligations of Borrowers under any Warrant or any agreements or documents executed solely in connection with any such Warrant.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that either Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between a Borrower and Bank.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrowers in favor of Bank arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed in the Schedule attached here to as Exhibit H;

(c) Indebtedness not to exceed $250,000 in the aggregate in any fiscal year of Borrowers secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d) Subordinated Debt;

Exhibit A, Page 9

(e) Indebtedness to trade creditors incurred in the ordinary course of business; and

(f) Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon either Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a) Investments existing on the Closing Date disclosed in the Schedule attached here to as Exhibit H;

(b) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, and (iv) Bank’s money market accounts;

(c) Repurchases of stock from former employees or directors of a Borrower under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed $100,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees to a Borrower regardless of whether an Event of Default exists;

(d) Investments accepted in connection with Permitted Transfers;

(e) Investments of Subsidiaries in or to other Subsidiaries or a Borrower and Investments by a Borrower in Subsidiaries not to exceed $500,000 in the aggregate in any fiscal year;

(f) Investments not to exceed $100,000 in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of a Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by a Borrower’s Board of Directors;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrowers’ business;

(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of a Borrower in any Subsidiary; and

(i) Joint ventures or strategic alliances in the ordinary course of a Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrowers do not exceed $250,000 in the aggregate in any fiscal year.

(j) investments in obligations issued by the Government of Canada or the United States of America, or an instrumentality or agency of either such country, maturing within 365 days of the date of acquisition of such obligation, and guaranteed fully as to principal, premium, if any, and interest by the Government of Canada or the United States of America;

Exhibit A, Page 10

(k) investments in certificates of deposits issued or acceptances accepted by or guaranteed by any bank to which the Bank Act (Canada) applies or by any company licensed to carry on the business of a trust company in one or more provinces of Canada or by the bank or trust company organized under the laws of the United States or any state thereof or the District of Columbia having combined capital and surplus of not less than $100,000,000, maturing within 365 days of the date of purchase; and

(l) investments in commercial paper given the highest rating by two established national credit rating agencies in Canada or the United States and maturing not more than 90 days from the date of acquisition thereof.

“Permitted Liens” means the following:

(a) Any Liens existing on the Closing Date and disclosed in the Schedule attached here to as Exhibit H (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrowers maintain adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c) Liens not to exceed $250,000 in the aggregate (i) upon or in any Equipment acquired or held by a Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (e) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and

(e) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 or 8.9.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by a Borrower or any Subsidiary of:

(a) Inventory in the ordinary course of business;

(b) licenses and similar arrangements for the use of the property of a Borrower or its Subsidiaries in the ordinary course of business;

(c) worn-out or obsolete Equipment;

(d) other assets of a Borrower or its Subsidiaries that do not in the aggregate exceed $250,000 during any fiscal year; or

Exhibit A, Page 11

(e) any asset of a Borrower to the other Borrower.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“PPSA” means the Personal Property Security Act (Ontario) as amended, and any successor thereto, and any regulations promulgated thereunder, as in effect from time to time.

“Prime Rate” means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

“Priority Payables” means, at any time, the full amount of liabilities of ProteinSimple Canada at such time which have a trust imposed to provide for payment or security interest, lien or charge ranking or capable of ranking senior to or pari passu with the liens of Bank against the Collateral (as defined in the GSA and in this Agreement, as applicable) of ProteinSimple Canada (excepting from the foregoing, however, any purchase money financing liens which may be expressly permitted under this Agreement) under federal, provincial, state, county, municipal or local law including, but not limited to, claims for unremitted and/or accelerated rents, taxes, wages, workers’ compensation obligations, health insurance premiums, vacation pay, governmental royalties or pension fund obligations, together with the aggregate value, determined in accordance with GAAP, of all inventory which Bank reasonably considers may be or may become subject to a right of a supplier to recover possession thereof under any federal or provincial law, where such supplier’s right may have priority over the security interests of Bank in the Collateral (as defined in the GSA and in this Agreement, as applicable), including, without limitation, inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the BIA.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of each Borrower.

“Revolving Maturity Date” means March 1, 2014.

“Rolling Revenues” means gross revenues of Borrowers for the current month plus the two previous months.

“Schedule” means the schedule of exceptions in the form of Exhibit H attached hereto and approved by Bank, if any.

“SOS Reports” means the official reports from the Secretaries of State of each Collateral State, Chief Executive Office State and the Borrower State and other applicable federal, provincial, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means any debt incurred by a Borrower that is subordinated in writing to the debt owing by Borrowers to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrowers and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.

Exhibit A, Page 12

“Taxes” shall mean all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, or similar charges in the nature of a tax, including Canadian Pension Plans and provincial pension plan contributions, unemployment insurance payments and workers’ compensation premiums, together with any installments with respect thereto, and any interest, fines and penalties with respect thereto, imposed by any Governmental Authority (including federal, state, provincial, municipal and foreign Governmental Authorities), and whether disputed or not.

“Term Loan” means the term loan described under Section 2.1(c).

“Term Loan Maturity Date” means July 1, 2015.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of either Borrower connected with and symbolized by such trademarks.

Exhibit A, Page 13

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO FIRST AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

DEBTOR	PROTEINSIMPLE AND PROTEINSIMPLE LTD.

SECURED PARTY:	COMERICA BANK

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) of every kind, whether presently existing or hereafter created or acquired, and wherever located, including but not limited to: (a) all accounts (Including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or non cash proceeds thereof; including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral shall not include any copyrights, patents, trademarks, servicemarks and applications therefor, now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment from the sale, licensing or disposition of all or any part of, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of January 26, 2012, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.

Exhibit B, Page 1

EXHIBIT C

LOAN ADVANCE/PAYDOWN REQUEST FORM – DOMESTIC REVOLVING LINE

TECHNOLOGY & LIFE SCIENCES DIVISION

LOAN ANALYSIS

DEADLINE FOR SAME DAY PROCESSING IS [3:00* P.M., PACIFIC TIME]

DEADLINE FOR WIRE TRANSFERS IS [1:00 P.M., PACIFIC TIME]

To: Loan Analysis	DATE: TIME:
FAX (650) 846-6840

FROM: ProteinSimple or PROTEINSIMPLE LTD.

FROM:
Authorized Signer’s Name

FROM:
Authorized Signer’s Name

PHONE #: FROM ACCOUNT #: (please include Note number, if applicable) TO ACCOUNT #: (please include Note number, if applicable)

TELEPHONE REQUEST (For Bank Use Only):

The following person is authorized to request the loan payment transfer/loan advance on the designated account and is known to me.

Authorized Request & Phone #

Received by (Bank) & Phone #

Authorized Signature (Blank)

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT	For Bank Use Only

A. DOMESTIC REVOLVING LINE:		Date Rec’d:
i. PRINCIPAL INCREASE* (ADVANCE) ii. PRINCIPAL PAYMENT (ONLY) OTHER INSTRUCTIONS:	$ $	Time: Comp. Status: YES NO Status Date: Time: Approval:

All representations and warranties of Borrower stated in the First Amended and Restated Loan and Security Agreement are true, correct and complete in all material respects as of the date of the telephone request for and advance confirmed by this Certificate; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

*	IS THERE A WIRE REQUEST TIED TO THIS LOAN ADVANCE? (PLEASE CIRCLE ONE YES NO)

If YES, the Outgoing Wire Transfer Instructions must be completed below.

OUTGOING WIRE TRANSFER INSTRUCTIONS	Fed Reference Number	Bank Transfer Number
The items marked with an asterisk (*) are required to be completed.
*Beneficiary Name
*Beneficiary Account Number
*Beneficiary Address
Currency Type	US DOLLARS ONLY
*ABA Routing Number (9 Digits)
*Receiving Institution Name
*Receiving Institution Address
*Wire Account	$

Exhibit C, Page 1

EXHIBIT D

LOAN ADVANCE/PAYDOWN REQUEST FORM – EXPORT REVOLVING LINE

TECHNOLOGY & LIFE SCIENCES DIVISION

LOAN ANALYSIS

DEADLINE FOR SAME DAY PROCESSING IS [3:00* P.M., PACIFIC TIME]

DEADLINE FOR WIRE TRANSFERS IS [1:00 P.M., PACIFIC TIME]

To: Loan Analysis	DATE: TIME:
FAX (650) 846-6840

FROM: ProteinSimple

FROM:
Authorized Signer’s Name

FROM:
Authorized Signer’s Name

PHONE #: FROM ACCOUNT #: (please include Note number, if applicable) TO ACCOUNT #: (please include Note number, if applicable)

TELEPHONE REQUEST (For Bank Use Only):

The following person is authorized to request the loan payment transfer/loan advance on the designated account and is known to me.

Authorized Request & Phone #

Received by (Bank) & Phone #

Authorized Signature (Blank)

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT	For Bank Use Only

A. DOMESTIC REVOLVING LINE:		Date Rec’d:
i. PRINCIPAL INCREASE* (ADVANCE) ii. PRINCIPAL PAYMENT (ONLY) OTHER INSTRUCTIONS:	$ $	Time: Comp. Status: YES NO Status Date: Time: Approval:

All representations and warranties of Borrower stated in the First Amended and Restated Loan and Security Agreement are true, correct and complete in all material respects as of the date of the telephone request for and advance confirmed by this Certificate; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

*	IS THERE A WIRE REQUEST TIED TO THIS LOAN ADVANCE? (PLEASE CIRCLE ONE YES NO)

If YES, the Outgoing Wire Transfer Instructions must be completed below.

OUTGOING WIRE TRANSFER INSTRUCTIONS	Fed Reference Number	Bank Transfer Number
The items marked with an asterisk (*) are required to be completed.
*Beneficiary Name
*Beneficiary Account Number
*Beneficiary Address
Currency Type	US DOLLARS ONLY
*ABA Routing Number (9 Digits)
*Receiving Institution Name
*Receiving Institution Address
*Wire Account	$

Exhibit D, Page 1

EXHIBIT “E”

DOMESTIC BORROWING BASE CERTIFICATE

Borrower: ProteinSimple and PROTEINSIMPLE LTD.

Lender: Comerica Bank

Commitment Amount: $6,500,000

DOMESTIC ACCOUNTS RECEIVABLE
1. Accounts Receivable Book Value as of Month Ending
2. +Billings
3. – Collections

4. Ending Accounts Receivable Balance as of Current Month Ending

DOMESTIC ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
5. Account balances > 90 days from invoice date
6. Credit Balances > 90 days from invoice date	$0
7. Balance of 25% over 90 day accounts	$0
8. Concentration Limit of 25%
9. Governmental Accounts	$0
10. Contra Accounts	$0
11. Pre-billed or Advanced Billed	$0
12. Intercompany/Employee Accounts
13. Foreign Accounts (other than Eligible Foreign Accounts)

14. Other (please explain on reverse)	$0

15. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS
16. Eligible Accounts (#4 minus #15)

17. LOAN VALUE OF ACCOUNTS (80% of #16)

The Undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Domestic Borrowing Base Certificate complies with the representations and warranties set forth in the First Amended and Restated Loan and Security Agreement by and among the undersigned and Comerica Bank.

[Signature Page Follows]

Exhibit E, Page 1

[Signature Page to Domestic Borrowing Base Certificate]

ProteinSimple

Certification by:

Signature:	Date:

PROTEINSIMPLE LTD.

Certification by:

Signature:	Date:

Exhibit E, Page 2

EXHIBIT F

EXPORT BORROWING BASE CERTIFICATE

Borrower: ProteinSimple Commitment Amount: $2,500,000	Lender: Comerica Bank

FOREIGN ACCOUNTS RECEIVABLE (owing to ProteinSimple)		$0
1. Accounts Receivable Book Value as of Month Ending		$0
2. + Billing	$0
3. – Collections		$0
4. Ending Accounts Receivable Balance as of Current Month Ending		$0

FOREIGN ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
5. Account balances > 90 days from invoice date	$0
6. Credit Balances > 60 days from invoice due date	$0
7. Balance of 50% over 90 day accounts	$0
8. Concentration Limit of 25%	$0
9. Governmental Accounts	$0
10. Contra Accounts	$0
11. Pre-billed or Advanced Billed	$0
12. Retentions	$0
13. Intra-Company Accounts	$0
14. Other (please explain on reverse)	$0

15. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS		$0
16. Eligible Accounts (#4 minus #15)		$0

17. LOAN VALUE OF ACCOUNTS (80% OF #16)		$0

18. LOANABLE COLLATERAL AVAILABLE TO SUPPORT DISBURSEMENTS		$0

19. LINE OF CREDIT COMMITMENT		$2,500,000
20. LESS TOTAL FACE VALUE OF LCs	$0

21. NET LINE OF CREDIT AVAILABLE FOR DISBURSEMENTS		$2,500,000

TOTAL ELIGIBLE COLLATERAL (Lessor of #18 and #21)		$0
TOTAL RESERVES FOR LETTERS OF CREDIT (from L/C Worksheet)		$0
BEGINNING LOAN BALANCE		$0
Less: Principal Balances Received	$0
Add: Disbursements Requested		$0
ENDING LOAN BALANCE		$0
NET COLLATERAL AVAILABLE FOR DISBURSEMENTS		($0)

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in the Borrowing Base Certificate complies with the representations and warranties set forth in the First Amended and Restated Loan and Security Agreement, Borrower Agreement, and Letter Agreement between the undersigned and Comerica Bank

ProteinSimple

Certification by:

Signature	Date:

Exhibit F, Page 1

EXHIBIT G

COMPLIANCE CERTIFICATE

TO:	COMERICA BANK

FROM:	PROTEINSIMPLE and PROTEINSIMPLE LTD.

The undersigned authorized officers of PROTEINSIMPLE and PROTEINSIMPLE LTD. hereby certify that in accordance with the terms and conditions of the First Amended and Restated Loan and Security Agreement by and among Borrower and Bank (as amended from time to time, the “Agreement”), (i) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officers further certify that except as otherwise permitted these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements	Monthly within 30 days	Yes	No
Annual (CPA Audited)	FYE within 180 days	Yes	No
10K and 10Q	(as applicable)	Yes	No N/A
A/R & A/P Agings, Domestic Borrowing Base Cert.	Monthly within 20 days	Yes	No
Board Approved Budget	On or before 45th day following year end	Yes	No
Budgets, sales projections, operating plans and other financial exhibits	Upon request of Bank	Yes	No

Financial Covenant	Required [1]	Actual	Complies

Minimum Adjusted Quick Ratio	to 1:00	to 1:00	Yes	No
Rolling Revenues	$	$	Yes	No

[1]	See First Amended and Restated Loan and Security Agreement for required amount.

Exhibit G, Page 1

[Signature Page to Compliance Certificate]

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,		AUTHORIZED SIGNER

Date:

Verified:
SIGNATURE		AUTHORIZED SIGNER

Date:
TITLE
Compliance Status Yes No

DATE

Sincerely,		AUTHORIZED SIGNER

Date:

Verified:
SIGNATURE		AUTHORIZED SIGNER

Date:
TITLE
Compliance Status Yes

DATE

Exhibit G, Page 2

EXHIBIT H

SCHEDULE OF EXCEPTIONS

Permitted Indebtedness (Exhibit A)

None.

Permitted Investments (Exhibit A)

None.

Permitted Liens (Exhibit A)

None.

Collateral (Section 5.3)

None.

Intellectual Property (Section 5.4)

None.

Prior Names (Section 5.5)

Prior to September 12, 2003, ProteinSimple did business under the name Signal Analytics, Inc. The “Signal Analytics” name has been previously used by a company acquired by Scanalytics in Pennsylvania. Scanalytics owns the Signalanalytics.com domain name. On September 12, 2003, ProteinSimple filed a Certificate of Amendment to its Restated Certificate of Incorporation to change its name to “Cell Biosciences, Inc.” On July 14, 2011, ProteinSimple filed a Certificate of Amendment to its Restated Certificate of Incorporation to change its name to “ProteinSimple”

CONVERGENT BIOSCIENCE LTD. (predecessor entity to ProteinSimple Canada) changed its name to PROTEINSIMPLE LTD. on August 3, 2011. On or about August 16, 201, BRIGHTWELL TECHNOLOGIES INC. (predecessor entity to ProteinSimple Canada) filed Articles of Continuance in the Province of Ontario whereby BRIGHTWELL TECHNOLOGIES INC. was continued from the Canadian federal jurisdiction to the jurisdiction of the province of Ontario. On August 16, 2011 BRIGHTWELL TECHNOLOGIES INC. and PROTEINSIMPLE LTD. entered into an amalgamation agreement whereby BRIGHTWELL TECHNOLOGIES INC. and PROTEINSIMPLE LTD agreed, amongst other things, to amalgamate as one corporation. On September 1, 2011 ProteinSimple Canada filed Articles of Amalgamation with the Ontario Ministry of Government Services naming the amalgamated corporation “ PROTEINSIMPLE LTD.”

Litigation (Section 5.6)

None.

Inbound Licenses (Section 5.12)

None.

Exhibit H, Page 1

Inventory and Equipment (Section 7.10)

81 Daggett, San Jose, California 95134

Exhibit H, Page 2

EXHIBIT I

CLOSING CHECKLIST

PROTEINSIMPLE

PROTEINSIMPLE LTD.

FIRST AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

WITH COMERICA BANK

Lender:	Comerica Bank

Borrowers:

ProteinSimple, a Delaware corporation (f/k/a Cell Biosciences, Inc., a Delaware corporation)

PROTEIN SIMPLE LTD. an Ontario corporation (successor by amalgamation to Brightwell Technologies Inc. and PROTEIN SIMPLE LTD.)

Guarantor:	Alpha Innotech Corp.

Transaction:

First Amended and Restated Loan and Security Agreement

$6,500,000 Formula Based Domestic Line of Credit

$1,000,000 Sublimit for Letters of Credit

$500,000 Sublimit for Corporate Credit Cards

$2,500,000 Formula Based Export Line of Credit

$6,000,000 Term Loan

Security:	First priority security interest on all personal property of Borrower, with a negative pledge as to Borrower’s intellectual property

Closing Date:	January 26, 2012

ITEM		SOURCE	STATUS

ORGANIZATION AND DUE DILIGENCE DOCUMENTATION – PROTEINSIMPLE

1.	Evidence of Good Standing (Delaware, California)	MCPS	Ordered

2.	Updates to UCC, judgment and tax lien search results	MCPS	Received

3.	Collateral Audit	CMA	Open

Exhibit I, Page 1

ITEM		SOURCE	STATUS

4.

Evidence of Insurance – Property and General Liability Insurance, naming Bank as lender loss payee and additional insured respectively with at least 30 days notice of cancellation or reduction in policy

		BOR	Open

5.	Secretary’s Certificate	MCPS	Drafted

6.	Resolutions	MCPS	Drafted

ORGANIZATION AND DUE DILIGENCE DOCUMENTATION – PROTEINSIMPLE LTD.

7.	Bylaws	BOR	Received

8.	Articles of Incorporation	MCPS	Received

9.	Certificate of Status	MCPS	Received

10.	Corporation Profile Report	MCPS	Received

11.	Officer’s Certificate	MCPS	Drafted

12.	Resolutions	MCPS	Drafted

13.	Bankruptcy and Insolvency Searches	MCPS	Received

14.	Bank Act Search	MCPS	Received

15.	PPSA Searches	MCPS	Received

16.	Collateral Audit	CMA	Open

Exhibit I, Page 2

ITEM		SOURCE	STATUS

17.

Evidence of Insurance – Property and General Liability Insurance, naming Bank as lender loss payee and additional insured respectively with at least 30 days notice of cancellation or reduction in policy

		BOR	Open

ORGANIZATION AND DUE DILIGENCE DOCUMENTATION – ALPHA INNOTECH CORP.

18.	Evidence of Good Standing (Delaware, California)	MCPS	Ordered

19.	Secretary’s Certificate	MCPS	Drafted

20.	Resolutions	MCPS	Drafted

LOAN DOCUMENTATION – PRIMARY

21.	First Amended and Restated Loan and Security Agreement	MCPS	Drafted

22.	General Security Agreement – PROTEIN SIMPLE LTD.	MCPS	Drafted

23.	PPSA Financing Statement – PROTEIN SIMPLE LTD.	MCPS	Drafted

24.	PPSA Amendments	MCPS	Drafted

25.	Guaranty – Alpha Innotech Corp.	MCPS	Drafted

26.	Judicial Reference Letter – Alpha Innotech Corp.	MCPS	Drafted

LOAN DOCUMENTATION – ADDITIONAL EX-IM BANK RELATED

27.	Joint Application for Working Capital Guarantee (with current Country Limitation Schedule provided by Comerica Trade Finance Group)	BOR	Received

Exhibit I, Page 3

ITEM		SOURCE	STATUS

28.	Loan Authorization Notice	MCPS	Drafted

29.	Schedule A to Loan Authorization Notice	MCPS	Drafted

30.	Borrower Agreement	MCPS	Drafted

31.	Economic Impact Certification	MCPS	Drafted

32.	Ex-Im Waiver Letter	CMA	Received

33.	Evidence of Satisfaction of Minimum Credit Criteria and Additionality Test	CMA	Received/ Waived

34.	Submission to Borrower of Country Limitation Schedule	CMA	At Closing

35.	Submission to Ex-Im Bank of Ex-Im Bank Facility Fee, Application Fee, Joint Application, and Loan Authorization Notice	CMA	At Closing

36.	Submission to Ex-Im Bank of Notice of Loan Closing	CMA	At Closing

37.	Consistency Letter	MCPS	At Closing

MISCELLANEOUS

38.	Payment of CMA Fees	BOR	At Closing

Exhibit I, Page 4

EXHIBIT J

LIBOR/PRIME REFERENCED RATE ADDENDUM

TO FIRST AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This LIBOR/Prime Referenced Addendum to First Amended and Restated Loan and Security Agreement (this “Addendum”) is entered into as of January 26, 2012, by and between Comerica Bank (“Bank”), ProteinSimple, a Delaware corporation, and PROTEINSIMPLE LTD., an Ontario corporation (each a “Borrower” and collectively, “Borrowers”). This Addendum supplements the terms of the First Amended and Restated Loan and Security Agreement dated January 26, 2012 (as the same may be amended, modified, supplemented, extended or restated from time to time, the “Agreement”).

1.	Definitions. As used in this Addendum, the following terms shall have the following meanings. Initially capitalized terms used and not defined in this Addendum shall have the meanings ascribed thereto in the Agreement.

(a)	“Advance” means a borrowing requested by a Borrower and made by Bank under the Agreement, including any refunding of an outstanding Advance as the same type of Advance or the conversion of any such outstanding Advance to another type of Advance, and shall include a LIBOR-based Advance and a Prime-based Advance.

(b)	“Applicable Interest Rate” means (a) as to each Advance under the Domestic Revolving Facility or the Export Revolving Facility, the Prime Referenced Rate plus the Applicable Margin, and (b) as to each Advance under the Term Loan, the LIBOR-based Rate plus the Applicable Margin or, as otherwise determined in accordance with the terms and conditions of this Addendum.

(c)	“Applicable Margin” means (a) as to each Advance under the Domestic Revolving Facility, three quarters of one percent (0.75%), (b) as to each Advance under the Export Revolving Facility, one half of one percent (0.5%), and (c) as to each Advance under the Term Loan, four fifths of one percent (.80%).

(d)	“Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in San Jose, California, and, in respect of notices and determinations relating to LIBOR-based Advances, the LIBOR-based Rate, and the Daily Adjusting LIBOR Rate, also a day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.

(e)

“Change in Law” means the occurrence, after the date hereof, of any of the following: (i) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to Bank on such date, or (ii) any change in interpretation, administration or

Exhibit J, Page 1

implementation thereof of any such law, treaty, rule or regulation by any Governmental Authority, or (iii) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including any risk-based capital guidelines. For purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, and (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or promulgated, whether before or after the date hereof, and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

(f)	“Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the quotient of the following:

(i) for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (California time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 8:00 a.m. (California time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the outstanding principal amount of the Obligations and for a period equal to one (1) month;

divided by

(ii) 1.00 minus the maximum rate (expressed as a decimal) on such day at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

(g)

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity

Exhibit J, Page 2

exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supranational bodies such as the European Union or the European Central Bank).

(h)	“LIBOR-based Advance” means an Advance which bears interest at the LIBOR-based Rate plus the Applicable Margin.

(i)	“LIBOR-based Rate” means, for each Interest Period, a per annum interest rate equal to the quotient (rounded upward, if necessary, to the nearest 0.01%) of:

(a) the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for that Interest Period, commencing on the first day of that Interest Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (California time) (or soon thereafter as practical), two (2) Business Days prior to the first day of that Interest Period; provided that if such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), “LIBOR” shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank;

divided by;

(b) 1.00 minus the maximum rate (expressed as a decimal) on such day at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

(j)	“LIBOR Lending Office” means Bank’s office located in the Cayman Islands, British West Indies, or such other branch of Bank, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office by notice to Borrowers.

(k)	“LIBOR Period” means, with respect to a LIBOR-based Advance, a period of one (1) month, or as otherwise determined pursuant to and in accordance with the terms of this Addendum, commencing on the day a LIBOR-based Advance is made or the day an Advance is converted to a LIBOR-based Advance or the day an outstanding LIBOR-based Advance is refunded or continued as another LIBOR-based Advance for an applicable LIBOR Period, provided that any LIBOR Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, except that if the next succeeding Business Day falls in another calendar month, the LIBOR Period shall end on the next preceding Business Day, and when a LIBOR Period begins on a day which has no numerically corresponding day in the calendar month during which such LIBOR Period is to end, it shall end on the last Business Day of such calendar month. In the event that any LIBOR-based Advance is at any time refunded or continued as another LIBOR-based Advance for an additional LIBOR Period, such LIBOR Period shall commence on the last day of the preceding LIBOR Period then ending.

Exhibit J, Page 3

(l)	“LIBOR Rate” means, with respect to any Obligations outstanding under the Agreement bearing interest on the basis of the LIBOR-based Rate, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to the relevant LIBOR Period for such Obligations, commencing on the first day of such LIBOR Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (California time) (or as soon thereafter as practical), two (2) Business Days prior to the first day of such LIBOR Period. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or, in the absence of such other service, the “LIBOR Rate” shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 8:00 a.m. (California time) (or as soon thereafter as practical), two (2) Business Days prior to the first day of such LIBOR Period in the interbank eurodollar market in an amount comparable to the principal amount of the respective LIBOR-based Advance which is to bear interest on the basis of such LIBOR-based Rate and for a period equal to the relevant LIBOR Period.

(m)	“Prime Rate” means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

(n)	“Prime-based Advance” means an Advance which bears interest at the Prime Referenced Rate plus the Applicable Margin.

(o)	“Prime Referenced Rate” means, for any day, a per annum interest rate which is equal to the Prime Rate in effect on such day, but in no event and at no time shall the Prime Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus two and one-half percent (2.50%) per annum. If, at any time, Bank determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the Prime Referenced Rate for each such day shall be the Prime Rate in effect at such time, but not less than two and one-half percent (2.50%) per annum.

(p)	“Request for Advance” means a Request for Advance issued by Borrower in the form of Exhibit “A” attached hereto and incorporated herein by this reference.

2.	Interest Rates. Subject to the terms and conditions of this Addendum, the Obligations under the Agreement shall bear interest at the LIBOR-based Rate plus the Applicable Margin or the Prime Referenced Rate plus the Applicable Margin, as determined under this Addendum.

3.

Payment of Interest on Advances. Accrued and unpaid interest on the unpaid balance of each outstanding Advance shall be payable monthly, in arrears, on the first Business Day of each month, until maturity (whether as stated herein, by acceleration, or otherwise). Subject to the definition of “LIBOR Period” hereunder, in the event that any payment under this Addendum becomes due and payable on any day which is not a Business Day, the due date thereof shall be

Exhibit J, Page 4

extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Addendum. Interest accruing on the basis of the Prime Referenced Rate shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the Applicable Interest Rate as a result of any change in the Prime Referenced Rate on the date of each such change. Interest accruing on the basis of the LIBOR-based Rate shall be computed on the basis of a 360 day year and shall be assessed for the actual number of days elapsed from the first day of the LIBOR Period applicable thereto but not including the last day thereof.

4.	Bank’s Records. The amount and date of each Advance under the Agreement, its Applicable Interest Rate, its LIBOR Period, if applicable, and the amount and date of any repayment shall be noted on Bank’s records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Addendum and the Agreement, when due in accordance with the terms hereof. For any Advance under the Agreement bearing interest on the basis of the LIBOR-based Rate, if Bank shall designate a LIBOR Lending Office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying such Advance on the books of such LIBOR Lending Office.

5.	Selection/Conversion of Interest Rate Options. Borrower may request an Advance hereunder, including the refunding of an outstanding Advance as the same type of Advance, upon the delivery to Bank of a Request for Advance executed by Borrower, subject to the following: (a) no Event of Default, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default, shall have occurred and be continuing or exist under the Agreement; (b) each such Request for Advance shall set forth the information required on the Request for Advance form attached hereto as Exhibit “A”; (c) each such Request for Advance shall be delivered to Bank by 10:00 a.m. (California time) on the proposed date of the requested Advance; (d) the principal amount of each LIBOR-based Advance shall be at least Two Hundred Fifty Thousand Dollars ($250,000.00) (or such lesser amount as is acceptable to Bank in its sole discretion); (e) the proposed date of any refunding of any outstanding LIBOR-based Advance as another LIBOR-based Advance shall only be on the last day of the LIBOR Period applicable to such outstanding LIBOR-based Advance; and (f) a Request for Advance, once delivered to Bank, shall not be revocable by Borrower.

(a)

Advances hereunder may be requested in Borrower’s discretion by telephonic notice to Bank. Any Advance requested by telephonic notice shall be confirmed by Borrower that same day by submission to Bank, either by first class mail, facsimile or other means of delivery acceptable to Bank, of the written Request for Advance aforementioned. Borrower acknowledges that if Bank makes an Advance based on a telephonic request, it shall be for Borrower’s convenience and all risks involved in the use of such procedure shall be borne by Borrower, and Borrower expressly agrees to indemnify and hold Bank harmless therefor. Bank shall have no duty to confirm the authority of anyone requesting an Advance by telephone. Any failure of Borrower to deliver a written Request for Advance to Bank in confirmation of any Advance made by Bank to Borrower on the basis of any such telephonic request in accordance with this Section shall not relieve Borrower of its obligations to repay Bank all amounts payable by Borrower to Bank

Exhibit J, Page 5

under or pursuant to this Addendum and the Agreement with respect to any such Advance made on Borrower’s telephonic request when due in accordance with the terms hereof, and the amount and date of each such Advance, its Applicable Interest Rate, its LIBOR Period, if applicable, and the amount and date of any repayment due thereunder shall be noted on Bank’s records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Addendum and the Agreement with respect to any such Advance, when due in accordance with the terms hereof.

(b)	If, as to any outstanding LIBOR-based Advance, Bank shall not receive a timely Request for Advance, or telephonic notice, in accordance with the foregoing requesting the refunding or continuation of such Advance as another LIBOR-based Advance for a specified LIBOR Period or the conversion of such Advance to a Prime-based Advance, effective as of the last day of the LIBOR Period applicable to such outstanding LIBOR-based Advance, and as of the last day of each succeeding LIBOR Period, the principal amount of such Advance which is not then repaid shall be automatically refunded or continued as a LIBOR-based Advance having a LIBOR Period equal to the same period of time as the LIBOR Period then ending for such outstanding LIBOR-based Advance, unless Borrower is/are not entitled to request LIBOR-based Advances hereunder or otherwise elect the LIBOR-based Rate as the basis for the Applicable Interest Rate for the principal Obligations outstanding hereunder in accordance with the terms of this Addendum, or the LIBOR-based Rate is not otherwise available to Borrower as the basis for the Applicable Interest Rate hereunder for the principal Obligations outstanding hereunder in accordance with the terms of this Addendum, in which case, the Prime Referenced Rate plus the Applicable Margin shall be the Applicable Interest Rate hereunder in respect of such Obligations for such period, subject in all respects to the terms and conditions of the Agreement. The foregoing shall not in any way whatsoever limit or otherwise affect any of Bank’s rights or remedies under the Agreement upon the occurrence of any Event of Default thereunder, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default.

6.	Default Interest Rate. From and after the occurrence of any Event of Default, and so long as any such Event of Default remains unremedied or uncured thereafter, the Obligations outstanding under the Agreement shall bear interest at a per annum rate of five percent (5%) above the otherwise Applicable Interest Rate(s), which interest shall be payable upon demand. In addition to the foregoing, a late payment charge equal to five percent (5%) of each late payment hereunder may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date therefor, but acceptance of payment of any such charge shall not constitute a waiver of any Event of Default under the Agreement. In no event shall the interest payable under this Addendum and the Agreement at any time exceed the maximum rate permitted by law.

7.

Prepayment. If Borrower make(s) any payment of principal with respect to any LIBOR-based Advance on any day other than the last day of the LIBOR Period applicable thereto (whether voluntarily, by acceleration, required payment or otherwise), or if Borrower fail(s) to borrow any LIBOR-based Advance after notice has been given by Borrower (or any of them) to Bank in accordance with the terms of this Addendum requesting such Advance, or if Borrower fail(s) to

Exhibit J, Page 6

make any payment of principal or interest in respect of a LIBOR-based Advance when due, Borrower shall reimburse Bank, on demand, for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Bank shall have funded or committed to fund such Advance. Such amount payable by Borrower to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant LIBOR Period, at the applicable rate of interest for said Advance(s) provided under this Addendum, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant LIBOR-based Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant LIBOR Period; provided, however, that Bank may fund any LIBOR-based Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrower, Bank shall deliver to Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error. Borrower may prepay all or part of the outstanding balance of any Prime-based Advance under this Addendum or any Obligations which is bearing interest based upon the Prime Referenced Rate at any such time without premium or penalty. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid. Borrower hereby acknowledges and agrees that the foregoing shall not, in any way whatsoever, limit, restrict, or otherwise affect Bank’s right to make demand for payment of all or any part of the Obligations under the Agreement which are due on a demand basis in accordance with the terms of the Agreement (if any), whether such Obligations is bearing interest based upon the LIBOR-based Rate or the Prime Referenced Rate at such time.

BY INITIALING BELOW, BORROWER ACKNOWLEDGE(S) AND AGREE(S) THAT: (A) THERE IS NO RIGHT TO PREPAY ANY LIBOR-BASED RATE ADVANCE, IN WHOLE OR IN PART, WITHOUT PAYING THE PREPAYMENT AMOUNT SET FORTH HEREIN (“PREPAYMENT AMOUNT”), EXCEPT AS OTHERWISE REQUIRED UNDER APPLICABLE LAW; (B) BORROWER SHALL BE LIABLE FOR PAYMENT OF THE PREPAYMENT AMOUNT IF BANK EXERCISES ITS RIGHT TO ACCELERATE PAYMENT OF ANY LIBOR-BASED RATE ADVANCE AS PART OR ALL OF THE OBLIGATIONS OWING UNDER THE AGREEMENT, INCLUDING WITHOUT LIMITATION, ACCELERATION UNDER A DUE-ON-SALE PROVISION; (C) BORROWER WAIVES ANY RIGHTS UNDER SECTION 2954.10 OF THE CALIFORNIA CIVIL CODE OR ANY SUCCESSOR STATUTE; AND (D) BANK HAS MADE EACH LIBOR-BASED RATE ADVANCE PURSUANT TO THE AGREEMENT IN RELIANCE ON THESE AGREEMENTS.

JN

BORROWER’S INITIALS

Exhibit J, Page 7

8.	Regulatory Developments or Other Circumstances Relating to the LIBOR-based Rate.

(a)	If, at any time, Bank determines that, (a) Bank is unable to determine or ascertain the LIBOR-based Rate, or (b) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts or for the relative maturities are not being offered to Bank for any applicable Advance or LIBOR Period, or (c) the LIBOR-based Rate plus the Applicable Margin will not accurately or fairly cover or reflect the cost to Bank of maintaining any of the Obligations under this Addendum based upon the LIBOR-based Rate, then Bank shall forthwith give notice thereof to Borrower. Thereafter, until Bank notifies Borrower that such conditions or circumstances no longer exist, the right of Borrower to request a LIBOR-based Advance and to convert an Advance to or refund an Advance as a LIBOR-based Advance shall be suspended, and the Prime Referenced Rate plus the Applicable Margin shall be the Applicable Interest Rate for all Obligations during such period of time.

(b)	If any Change in Law shall make it unlawful or impossible for Bank (or its LIBOR Lending Office) to make or maintain any Advance with interest based upon the LIBOR-based Rate, Bank shall forthwith give notice thereof to Borrower. Thereafter, (a) until Bank notifies Borrower that such conditions or circumstances no longer exist, the right of Borrower to request a LIBOR-based Advance and to convert an Advance to or refund an Advance as a LIBOR-based Advance shall be suspended, and thereafter, the Prime Referenced Rate plus the Applicable Margin shall be the Applicable Interest Rate for all Obligations, and (b) if Bank may not lawfully continue to maintain an outstanding LIBOR-based Advance to the end of the then current LIBOR Period applicable thereto, the Prime Referenced Rate plus the Applicable Margin shall be the Applicable Interest Rate for the remainder of such LIBOR Period with respect to such outstanding Advance.

(c)	If any Change in Law shall: (a) subject Bank (or its LIBOR Lending Office) to any tax, duty or other charge with respect to this Addendum or any Obligations under the Agreement, or shall change the basis of taxation of payments to Bank (or its LIBOR Lending Office) of the principal of or interest under this Addendum or any other amounts due under this Addendum in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its LIBOR Lending Office imposed by the jurisdiction in which Bank’s principal executive office or LIBOR Lending Office is located); or (b) impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its LIBOR Lending Office), or shall impose on Bank (or its LIBOR Lending Office) or the foreign exchange and interbank markets any other condition affecting this Addendum or the Obligations; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Obligations or to reduce the amount of any sum received or receivable by Bank under this Addendum by an amount deemed by Bank to be material, then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.

Exhibit J, Page 8

(d)	In the event that any Change in Law affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Obligations, and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations or the maintaining of such Obligations to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of Bank hereunder or to maintaining any Obligations. A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error.

9.	Legal Effect. Except as specifically modified hereby, all of the terms and conditions of the Agreement remain in full force and effect.

10.	Conflicts. As to the matters specifically the subject of this Addendum, in the event of any conflict between this Addendum and the Agreement, the terms of this Addendum shall control.

Exhibit J, Page 9

IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

Comerica Bank		ProteinSimple

By:	/s/ Kim Crosslin	By:	/s/ Jason Novi

Its:	V.P	Its:	CFO

PROTEINSIMPLE LTD.

		By:	/s/ Jason Novi

		Its:	CFO

Exhibit J, Page 10

EXHIBIT A

REQUEST FOR ADVANCE

Borrower hereby requests COMERICA BANK (“Bank”) to make a                                                               [LIBOR-based Rate] Advance to Borrower on                     , in the amount of six million Dollars ($6,000,000) under the First Amended and Restated Loan and Security Agreement dated January 26, 2012, entered into between ProteinSimple, PROTEINSIMPLE LTD. and Bank (as the same may be amended, modified, supplemented, extended or restated from time to time, the “Agreement”). Initially capitalized terms used and not defined in this Addendum shall have the meanings ascribed thereto in the Agreement. The LIBOR Period for the requested Advance, if applicable, shall be 30 days. In the event that any part of the Advance requested hereby constitutes the refunding or conversion of an outstanding Advance, the amount to be refunded or converted is n/a Dollars ($        ), and the last day of the LIBOR Period for the amounts being converted or refunded hereunder, if applicable, is n/a.

Borrower represents, warrants and certifies that no Event of Default, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default, has occurred and is continuing under the Agreement, and none will exist upon the making of the Advance requested hereunder. Borrower further certifies that upon advancing the sum requested hereunder, the aggregate principal amount outstanding under the Agreement will not exceed the face amount thereof. If the amount advanced to Borrower under the Agreement shall at any time exceed the face amount thereof, Borrower will immediately pay such excess amount, without any necessity of notice or demand.

Borrower hereby authorizes Bank to disburse the proceeds of the Advance being requested by this Request for Advance by crediting the account of Borrower with Bank separately designated by Borrower or as Borrower may otherwise direct, unless this Request for Advance is being submitted for a conversion or refunding of all or any part of any outstanding Advance(s), in which case, such proceeds shall be deemed to be utilized, to the extent necessary, to refund or convert that portion stated above of the existing outstandings under such Advance(s).

Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Agreement.

Dated this 26th day of January.

[Borrower]

By:	/s/ Jason Novi
Name:	Jason Novi
Its:	CFO

Exhibit J, Page 11